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                              Exhibit - 12

                            February __, 2001



Mutual Fund Investment Trust                 Hambrecht & Quist Fund Trust
1211 Avenue of the Americas                  One Bush Street
41st Floor                                   San Francisco, CA  94104
New York, NY  10036

    Re: Agreement and Plan of Reorganization dated as of __________, 2001 by Hambrecht & Quist Fund Trust and Mutual Fund Investment Trust

Ladies and Gentlemen:

         We have acted as legal counsel for Hambrecht & Quist Fund Trust ("Transferor Trust"), a Delaware business trust, and H&Q IPO & Emerging Company Fund ("Transferor Portfolio") in connection with the proposed transfer of the assets and liabilities of the Transferor Portfolio to the Chase Vista H&Q IPO & Emerging Company Fund ("Acquiring Portfolio") pursuant to the Agreement and Plan of Reorganization by the Transferor Trust and Mutual Fund Investment Trust ("Acquiring Trust"), a Massachusetts business trust, dated as of ___________, 2001 (the "Plan"). Except as otherwise provided, any capitalized term not defined herein shall have the meaning given to such term in the Plan.

         In that connection, you have requested our opinion regarding the material United States Federal income tax consequences of the Reorganization. In providing our opinion, we have examined the Plan, the Registration Statement under the Securities Act of 1933 on Form N-14, dated as of January __, 2001, related to the Plan, the Representation Letters (as hereinafter defined), and such other documents and corporate records as we have deemed necessary or

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appropriate for purposes of our opinion. In our examination of such documents and in our reliance upon them in issuing this opinion, we have assumed, with your consent, that all the documents submitted to us as photocopies or by telecopy faithfully reproduce the originals thereof; that the originals are authentic; that all such documents submitted to us have been or will be duly executed and validly signed (or filed, where applicable) to the extent required in substantially the same form as they have been provided to us; and that each executed document will constitute the legal, valid, binding, and enforceable agreement of the signatory parties.

         In rendering our opinion, we have also assumed that (i) the Reorganization will be consummated in accordance with the provisions set forth in the Plan, (ii) the statements concerning the Reorganization set forth in the Plan and the Registration Statement are and will remain true, correct and complete, (iii) the factual representations made to us by Acquiring Trust and Transferor Trust in their respective letters to us each dated the date hereof, and delivered to us for purposes of this opinion are and will remain true, correct and complete (such letters, collectively, the "Representation Letters"), and (iv) all obligations imposed on, or covenants agreed to by, the parties pursuant to any of the documents have been or will be performed or satisfied in accordance with their terms in all material respects.

         Based upon the foregoing, in our opinion, for United States Federal income tax purposes:

         (i) the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to Acquiring Portfolio and Transferor Portfolio;

         (ii) Transferor Portfolio and Acquiring Portfolio will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

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         (iii) no gain or loss will be recognized by Acquiring Portfolio or
Transferor Portfolio upon the transfer of all the assets and liabilities of Transferor Portfolio to Acquiring Portfolio solely in exchange for shares of Acquiring Portfolio or by Transferor Portfolio upon the distribution of the shares of Acquiring Portfolio in complete liquidation of Transferor Portfolio to the holders of the shares of Transferor Portfolio in exchange for all of their shares of Transferor Portfolio;

         (iv) no gain or loss will be recognized by the shareholders of Transferor Portfolio upon the exchange of shares of Transferor Portfolio solely for shares of Acquiring Portfolio pursuant to the Reorganization;

         (v) the tax basis of each share of Acquiring Portfolio received by a holder of shares of Transferor Portfolio pursuant to the Reorganization will be the same as the tax basis of the Transferor Portfolio shares exchanged by such holder in the Reorganization (provided the shares of Transferor Portfolio were held as a capital asset as of the Effective Time of the Reorganization);

         (vi) the holding period of each share of Acquiring Portfolio received by a holder of shares of Transferor Portfolio pursuant to the Reorganization will be determined by including the period for which such holder held such share of Transferor Portfolio exchanged therefor (provided the shares of Transferor Portfolio were held as a capital asset as of the Effective Time of the Reorganization);

         (vii) the tax basis of the assets acquired by Acquiring Portfolio from Transferor Portfolio will be the same as the tax basis of those assets in the hands of Transferor Portfolio immediately prior to the Reorganization

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         (viii) the holding period of the assets acquired by Acquiring Portfolio from Transferor Portfolio will be determined by including the period such assets were held by Transferor Portfolio.

         The payment by The Chase Manhattan Bank, an affiliate of Acquiring Trust, of certain expenses of Transferor Trust and Transferor Portfolio and Acquiring Trust and Acquiring Portfolio which are directly related to the Reorganization (referred to in Section 9 of the Plan) will not affect the opinions set forth above regarding the United States Federal income tax consequences of the exchanges by Transferor and the shareholders of Transferor. However, no opinion is expressed as to any other United States Federal income tax consequences to any of the parties of the payment of such expenses by The Chase Manhattan Bank.

         The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States Federal income tax laws. Our opinions are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the assumptions referred to above, all of which we have assumed (without independent verification) are and will be true, correct and complete as of the Effective Time of the Reorganization. Our opinions may be adversely affected and cannot be relied upon if any of the facts pertinent to the United States Federal income tax treatment of the Reorganization stated in such documents or in such additional information is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization or any other transactions.

         This opinion is given for the purpose of satisfying mutual closing conditions set forth in Sections 6(d) and 7(d) of the Plan and is intended solely for the benefit of Transferor Trust and Acquiring Trust; it may not be relied upon for any other purpose or by any other person or entity (other than shareholders of Transferor Portfolio who are receiving shares of Acquiring Portfolio pursuant to the terms of the Plan), and may not be made available to any other person or entity without our prior written consent.

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         We consent to the filing of this opinion as Exhibit 12 to the
Registration Statement and to the reference to our firm name in the section of the Combined Prospectus/Proxy Statement contained in the Registration Statement under the heading "Federal Income Tax Consequences." In giving such consent, we do not admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Sincerely,

                                          HOWARD, RICE, NEMEROVSKI,
                                          CANADY, FALK & RABKIN,
                                          A Professional Corporation



                                          By:      ________DRAFT_______________